UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2006

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Fifth Avenue, Suite 2100 New York, NY 10111	10111
(Address of principal executive offices)	(Zip Code)

212-994-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Antigenics Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of October 30, 2006 (the “Purchase Agreement”) with various investors (the “Purchasers”) to issue senior secured convertible notes (the “Notes”) in the aggregate principal amount of $25 million subject to customary closing conditions.

The Notes are convertible at the option of the holders into the Company’s common stock at $3.50 per share. Alternatively, the Notes may be converted into a thirty percent (30%) interest in Antigenics Inc., a Massachusetts corporation (“Antigenics MA”), a wholly owned subsidiary of the Company. Notes arising from accrued interest (see below) would convert into an incremental interest in such subsidiary. The maturity date for the Notes is August 30, 2011, at which point the Company may repay the outstanding balance in cash or in common stock of the Company.

If the Company elects to satisfy the outstanding balance with common shares at maturity, the number of shares issued will be determined by dividing the cash obligation by ninety percent (90%) of the average closing price of the common shares for the twenty (20) trading days preceding the maturity date of the Notes. This right is subject to the market capitalization of the Company exceeding $300 million at such time.

The Notes will bear interest at a rate of 8% per annum, payable in cash or in additional Notes, at the Company’s option. Interest is to be paid semiannually on December 30 and June 30. At any time after October 30, 2009, the Company may call the Notes and accrued interest at face value for cash if its shares have a minimum average trading price during the prior thirty (30) day period of $7.00 or higher. Such redemption shall not be effective until the twentieth (20th) business day following notice from the Company, during which period the Purchasers may exercise their conversion rights. If the Purchasers choose at any time to convert into ownership of Antigenics MA shares, the Company will have thirty (30) days to redeem the Notes, including accrued interest, at a thirty percent (30%) internal rate of return to the Purchasers. Each Purchaser has the option to convert into a combination of equity in Antigenics MA and in the Company. The Notes are secured by the Company’s equity ownership of Antigenics MA.

In no event will the Purchasers be obligated to accept equity that would result in a Purchaser owning in excess of 9.99 percent of the Company’s outstanding common stock at any given time.

The transaction documents include material restrictions on the Company’s incurrence of debt and liens while the Note is outstanding, as well as other customary covenants. The documents also include (i) a change of control put right by the holders of the Note at 101% of the principal amount then outstanding and (ii) and rights of first refusal for holders of the Note.

The foregoing summary of the proposed transaction is subject to, and qualified in its entirety by, the documents attached as Exhibits 4.1 through 4.6, and incorporated herein by reference.

Item 8.01. OTHER EVENTS.

On October 31, 2006, the Company issued a press release announcing the completion of the $25 million financing described in item 1.01.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

4.1 Form of Note under the Securities Purchase Agreement dated as of October 30, 2006 by among Antigenics Inc., a Delaware corporation and the investors listed on the Schedule of Buyers thereto.

4.2 Form of PIK Note under the Securities Purchase Agreement dated as of October 30, 2006 by among Antigenics Inc., a Delaware corporation and the investors listed on the Schedule of Buyers thereto.

4.3 Pledge and Security Agreement dated as of October 30, 2006 by and among Antigenics Inc., a Delaware corporation and Ingalls & Snyder LLC, as Collateral Agent for the Buyers.

4.4 Guaranty dated as of October 30, 2006 by and between Antigenics Inc., a Massachusetts corporation and Ingalls & Snyder LLC, as Collateral Agent for the Buyers.

4.5 Guaranty dated as of October 30, 2006 by and between Aronex Pharmaceuticals, Inc. and Ingalls & Snyder LLC, as Collateral Agent for the Buyers.

4.6 Securities Purchase Agreement dated as of October 30, 2006 by and among Antigenics Inc., a Delaware corporation and the investors listed on the Schedule of Buyers thereto.

99.1 Press Release issued by Antigenics Inc. on October 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: October 31, 2006

	By:	/s/ Garo H. Armen
Garo H. Armen, Ph.D.
Chairman and Chief Executive Officer